INTERNET MARKETING CONCEPTS


Steven K. Hansen
CEO
World Internetworks, Inc.
418 S. Commerce Dr. Suite 422
Orem, UT, 84058


     This Letter Agreement ("Agreement"), once accepted by World Internetworks Inc., ("World Internetworks Inc.") and Internet Marketing Concepts ("Vendor") will constitute a binding Agreement that will be enforceable against the parties in accordance with its terms.

1. Development Services. Vendor agrees to make available to World Internetworks Inc. Independent Team Members, who are independent contractors ("Customer"), certain proprietary internet functionality that includes the following attributes and features, at no charge to World Internetworks Inc.:

          A. Allow Customer to build and use a 3-commerce website from IMC's quicksite 3.0 technology.

          B. Allow Customer to individualize and update certain picture and text information on Customer's individual website.

          C. Create framing links to World Internetworks Inc. corporate website(s) within Customer's website.

          D. Create links to Customer's product ordering service at a future date to be agreed upon by both parties.

          E. Create a "rotating database" of World Internetworks Inc. independent distributors on World Internetworks Inc. corporate website for lead generation purposes.

          F. No other links to other sites will be permitted except with the prior approval of World Internetworks Inc..

2. Schedule of Deliveries. Vendor acknowledges that time is of the essence and therefore agrees to the following schedule:

          A. Vendor will set up a "demonstration site" having full internet functionality as set forth above for World Internetworks Inc. no later than March 15, 1999.

          B. Vendor will make all necessary modifications, if any, that are identified and agreed upon by both parties as a result of such demonstration, for incorporation into the final product offering.

3. Modifications. Vendor shall turnaround modification requests in a timely manner, and in any event not longer than 5 business days after receipt of such request whenever reasonably practicable, unless otherwise mutually agreed. In case of an emergency, upon notice by Works Internetworks Inc., Vendor shall make every reasonable attempt to implement requested changes immediately.

4. Hosting & Backup Services. For the term of this agreement, and thereafter as may be agreed upon by the parties at such time, Vendor agrees to maintain and host Customer websites on Vendor's web server. As part of this service, Vendor agrees to monitor Customer's websites and make sites available to Internet users 24 hours per day. Vendor agrees to back-up Customer websites daily, and to store said back-up materials in a safe and secure environment, and not located at the same location as Vendor's web server.

5. Reporting. Vendor shall provide World Internetworks Inc. monthly summary transactional reports, in a format to be mutually agreed upon. Such reports shall include access logs and shall at a minimum include the date, time, source IP address, and file, graphic or other material viewed during the month. In addition, the report shall include the total number of Customers, broken down by new Customers, canceled Customers, and the type of hosting plan selected by Customers.

6. Technical Support. For the term of this agreement, Vendor will be solely responsible for providing any and all reasonable technical and customer service support relative to this program that Customers may require to create and maintain Customer websites.

7. Domain Names. Vendor shall provide Customers with the following Internet Protocol address and corresponding domain name: (domainname)/(plus the Customer's name). Processing fees for such service shall be included in the monthly hosting fee charged to Customer. Restriction. Vendor will not process any other domain names for Customers except upon prior approval from World Internetworks Inc..

8. Customer Charges and Billing. Vendor agrees to provide the internet functionality and hosting services set forth in this Agreement to all Customers who elect to sign up for Vendor's services at the following rates:
1) $29.95 per month hosting fee. 2) $5 dollars per site hosted will be paid to the each distributor who sponsors a quicksite 3.0 web site, World Internetworks will be responsible for handling those payments, and tracking that information. 3) IMC will receive 50% of $24.95 or $12.24. 4) World Internetworks new members will retail website for $495.00, the new member will receive $200.00 as a commission on the website sale. IMC will retain $147.50, World Internetworks will retain $147.50. Vendor will be responsible for all billing and collection on monthly hosting fees for those World Internetworks quicksite 3.0 web sites being hosted. The fees and charges set forth in this paragraph shall be fixed, and shall be alterable only with written mutual agreement of both parties. World Internetworks Inc. will be responsible for all merchant account fees, and charge backs associated with World Internetworks distributors using the IMC merchant account, and the quicksite
3.0 builder, and will be paid back to IMC upon receipt of fee, or charge back.

9. Audit Rights. Vendor shall maintain in a professional and workmanlike manner such books and records as are reasonably required for verification of the amounts due World Internetworks Inc. under this Agreement. World Internetworks Inc. shall have the right to audit or review Vendor's accounting records upon reasonable notice in connection with obtaining the information necessary to verify amounts due World Internetworks Inc. under this Agreement. If such audit reveals a discrepancy in World Intsernetworks Inc. favor of more than two percent (2%) of the amounts due to World Internetworks Inc., Vendor shall reimburse World Internetworks Inc. for all reasonable costs relating to such audit. Vendor shall also remit any amounts due to World Internetworks Inc. immediately.

10.       Ownership and Rights.

          A. Ownership by World Internetworks Inc. Except as set forth below, certain specific deliverables and other materials, products, and modifications thereto that are developed or prepared for World Internetworks Inc. by Vendor under this Agreement, including and specifically limited to, text, Content, that are provided completely by World Internetworks Inc. to Vendor for use within Customer Web Sites. All other template designs prepared by Vendor for use within Customer Web Sites shall be exclusively licensed to World Internetworks Inc. for its use during the term of this agreement.
Except as set forth below, World Internetworks Inc. shall exclusively own all United States and international copyrights relating to the text and content mentioned in this paragraph.

          B. Ownership and Licensing of Vendor Materials. Vendor has developed, owns and retains all ownership and proprietary rights relating to its programming architecture, including, but not limited to, HTML code, program code, graphical code, etc. (Hereinafter "Vendor Materials"). Vendor Materials shall remain the property of Vendor. During the term of this agreement, Vendor grants to World Internetworks Inc. its successors and assigns, a perpetual, nonexclusive, worldwide, royalty-free, license to use

Vendor Materials in Connection with the use and maintenance of the World Internetworks Inc. Customer Web Site, consistent with the terms of this Agreement.

12. Publicity. No press releases, public statements, promotions or advertising concerning the existence or terms of this Agreement, or the parties' relationship, including marketing materials, shall be released in any medium except with the prior approval of both parties. It is further agreed the the necessary WI disclusures for the SEC will approved by both parties involved. IMC is not required to release any privitly held information regarding the company, principles, or financials.

13.       Warranties and Indemnification.

          A. Representations and Warranties. Vendor represents and warrants that: (a) all of the services to be performed by it hereunder shall be rendered using sound, professional practices in a competent and professional manner by knowledgeable, trained and qualified personnel; (b) the deliverables and Work Product shall operate in conformance with the relevant terms of this Agreement, including without limitation, the Development services; (c) Vendor is the owner of or otherwise has the right to use and distribute all materials and methodologies used in connection with providing the deliverables and Work Product pursuant to this Agreement; (d) Vendor is under no obligation or restriction, nor will it assume any such obligation or restriction that does or wold in any way interfere or conflict with the work to be performed by Vendor under this Agreement; (e) Vendor shall comply with all applicable federal, state and local laws in the performance of its obligations hereunder; (f) the deliverables and Work Product are and shall be free of any software disabling devices or internal controls, including, without limitation, time bombs, viruses, or devices of similar nature; (g) the deliverables and Work Product shall not infringe upon third party copyright, patent, trade secret or other proprietary right, privacy right or similar rights of any person or entity; (h) all deliverables and Work Product hereunder shall be compatible and (i) Vendor's deliverables and Work Product shall be Year 2000 compliant.

          B. Indemnification. Each Party hereto shall indemnify, defend, and hold harmless the other Party, its directors, officers, employees and agents with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that it is based upon a claim that: (a) if true, would constitute a breach of any of the indemnifying Party's representations, warranties, or agreements hereunder, or (b) arises out of the gross negligence or willful misconduct of the indemnifying Party. In claiming any indemnification hereunder, the Party claiming indemnification (the "Claimant") shall provide the other Party with written notice of any claim, which the Claimant believes, calls for indemnification under this Agreement. The Claimant may, at its own expense, assist in the defense if it so chooses, provided that the other party shall control such defense and all negotiations relative to the settlement intended to bind the Claimant shall not be final without the Claimant's written consent.

14. Term. The initial term of this Agreement will be for five (5) years from the date of signing of this agreement. Thereafter, this Agreement shall be automatically renewed for successive two (2) year terms unless terminated in accordance with this agreement. IMC will be the exclusive provider of websites technology for WI during this period.

15. Termination. This Agreement may be terminated by either party upon sixty (60) days written notice given to the party to be terminated by terminating party. Specific cause for termination must be cited, said cause being deemed reasonable, justifiable, and non-remediable by the offending party. In the event that the cause cited is remediable, offending party shall have thirty (30) days from the date of written notice to remedy the offense. In the event that such remedy does not occur, notice of termination shall be considered given, and termination shall be effective sixty (60) days from the date of the original notice. This termination is directly related to World Internetworks Inc., and not the independent distributor. Independent distributors may cancel the monthly hosting at anytime, with no refund of the hosting fee collected.

16. Duties Upon Termination. In the event that this Agreement is terminated either party or it is not renewed in accordance with the terms in this agreement, Vendor agrees to transfer a copy of "Work Product", as defined in this agreement, to World Internetworks Inc., said transfer to occur by either copying files onto media provided by World Internetworks Inc. or by modem transfer, FTP transfer, electronic mail or otherwise as selected by World Internet Inc.. Transfer of "Work Product" will be done in a manor that allows the current list of web sites to be put on the web and viewed. No proprietary code or programming outside the "Work Product" will be provided. Vendor shall maintain one complete electronic version of Customers' websites, including all Code therefor, available to the public via the Internet, until such time as World Internetworks Inc. informs Vendor that the transfer is complete, at which time Vendor shall render inoperable all World Internetworks Inc. Customer Web Sites, and shall delete all "Work Product" from all of Vendor's computers and media. Vendor shall return or destroy within 10 days all originals and copies of any Confidential Information regarding this project. World Internet Inc. shall return or destroy within 10 days all originals and copies of any Confidential Information regarding this project. WI will assume all costs associated with this transfer process.

15. Governing Law. This Agreement shall be governed by the laws of Utah, without reference to the choice of law provisions thereof.

16. Limited Liability. EXCEPT WITH RESPECT OT LIABILITY ARISING FROM A PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, (A) NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), AND (B) EXCEPT WITH RESPECT TO LIABILITY ARISING FROM WORLD INTERNETWORKS INC. INDEMNIFICATION OBLIGATIONS HEREUNDER, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, THE LIABILITY OF WORLD INTERNETWORKS INC. HEREUNDER SHALL NOT EXCEED THE FEES, IF ANY, DUE AND OWNING TO VENDOR HEREUNDER.

17. Independent Contractor. The parties to this Agreement are independent contractors and there is no relationship of agency, partnership, joint venture, employment or franchise between the parties. Neither party has the authority to bind the other, or to incur any obligation on the other's behalf.

18. No Assignment. Vendor may not, without the prior written consent of World Internetworks Inc., assign, transfer, or sublicense this Agreement or any obligation hereunder. Any attempt to do so in contravention of this Section shall be void and of no force and effect.

20. Partial Invalidity. Should any provision of the agreement be held to ve void, invalid or inoperative, the remaining provisions of this agreement shall not be affected and shall continue in effect and the invalid provision shall be deemed modified to the least degree necessary to remedy such invalidity.

21. No Waiver. The failure of either Party to partially or fully exercise any right or the waiver by either party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

22. Notices. Any notice required or permitted to be sent shall be in writing and shall be sent in a manner requiring a signed receipt, and if mailed, then mailed by registered or certified mail, return receipt requested. Notice is effective upon receipt.

23. Entire Agreement. This agreement sets forth the entire agreement between the Parties on this subject and supersedes all prior negotiations, understandings and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement shall be made unless agreed to in writing and signed by both parties.

24. Headings. The section headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

25. Counterparts. This Agreement may be executed in counterparts, and each of which shall be deemed an original and all of which together shall constitute one and the same document.


IN WITNESS WHEREOF, the undersigned have executed this Agreement as of 13 April, 1999

                                              World Internetworks Inc., Inc.


                                              /s/ Steven K. Hansen
                                              ------------------------------
                                              Name: Steven K. Hansen
                                              Title: CEO/Chairman


                                              Internet Marketing Concepts


                                              /s/ Gary S. Winterton
                                              ------------------------------
                                              Name: Gary S. Winterton
                                              Title: President